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PATK - Q1 2017 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: APRIL 27, 2017 / 02:00PM GMT

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Andy L. Nemeth Patrick Industries, Inc. - President
Joshua A. Boone Patrick Industries, Inc. - CFO
Julie Ann Kotowski Patrick Industries, Inc. - Director of Financial Reporting & IR
Todd M. Cleveland Patrick Industries, Inc. - CEO

CONFERENCE CALL PARTICIPANTS
Daniel Moore CJS Securities, Inc. - Analyst
Scott Stember CL King & Associates, Inc. - Analyst
Stephen O'Hara Sidoti & Company, LLC - Analyst
Timothy Conder Wells Fargo Securities, LLC - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc. First Quarter 2017 Earnings Conference Call. My name is Jason, and I will be your operator. (Operator Instructions) Please note, this conference is being recorded.

I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries, Inc. - Director of Financial Reporting & IR

Good morning, everyone, and welcome to Patrick Industries First Quarter 2017 Conference Call. I am joined on the call today by Todd Cleveland, CEO; Andy Nemeth, President; and Josh Boone, CFO.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

I would now like to turn the call over to Todd Cleveland.

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Thank you, Julie Ann, and thank you all for joining us on the call today. This morning, we'd like to discuss the company's first quarter 2017 results and provide an update on the major markets we serve. We'll then conclude by providing an update on our overall business outlook.

The first quarter of fiscal 2017 started out strong and right in line with our expectations. We were very pleased with our revenue and profitability growth, which reflected the continued successful execution of our strategic, operational and tactical initiatives and the positive impact of robust demand patterns in the RV and MH industries.

On the top line, our revenues increased 24% and our net income per diluted share was $1.12, representing a 32% increase from the prior year period. These improvements to both the top and bottom line also reflected the achievement of certain synergies related to the successful integration of 8 companies we acquired in 2016, and the focus and dedication of our 5,000-plus team members on ensuring that our customers are always our top priority and are provided the highest level of quality service.

As we anticipate continued retail demand strength heading into the height of the RV selling season and a current tailwind of the MH industry, we expect continued improved performance and execution on our 2017 organizational strategic objectives.

Now I'll turn the call over to Andy, who will further review our markets and performance.

Andy L. Nemeth - Patrick Industries, Inc. - President

Thank you, Todd. Our first quarter results are a reflection of and are consistent with the strong start to the year in all 3 of our primary markets, in addition to our ongoing efforts thus far in 2017 to strategically invest in capacity, talent engagement and retention and certain overhead to support the growing demand and expectations in all 3 primary markets we serve.

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Fresh off of the 2016 year with RV wholesale shipments at their highest rate than any other time in the past 40 years, the first quarter of 2017 continued to outperform with strong retail shows and favorable demographic patterns continuing to drive and support increased production levels.

Full year RV shipments are as well expected to once again increase in 2017 versus 2016, which, if achieved, will mark the eighth consecutive year of gains. Economic indicators, including equity market strength, consumer confidence and housing starts, all support continued strength in the space and demographic patterns, including increased participation in the RV and leisure lifestyle industries by the 2 largest generations in U.S. history, retiring baby boomers and first-time millennial buyers, who continue to drive what we believe is an extended runway for further upside trajectory in this space.

Current estimates indicate that the number of consumers between the ages of 55 and 74 is projected to total 79 million by 2025, a 15% increase over 2015, while the number of consumers between the ages of 30 and 45 will total 72 million or 13% higher than 2015.

Indicators, including improving consumer credit, low unemployment, wealth creation and continuation of wage and job growth further support the recreational leisure lifestyle. The MH industry appears to be gaining strength and began fiscal 2017 in similar fashion as it did in 2016 with a strong start to the year. Unit shipments are projected to be up by an estimated 20% in the first quarter of 2017, and our industrial revenues continue to improve, driven by an increase in construction spending in the steadily-improving residential housing market.

Focusing on more specific market statistics, indicators and trends, the RV sector of our business represents our primary market, comprising 76% of our first quarter 2017 sales. Our RV sales grew 21% in the quarter off of a 12% increase in industry-wide wholesale unit shipments. Smaller, less expensive units continue to drive base demand and led the way in both major RV categories.

Wholesale shipments to the towables sector of the RV industry, which represented 86% of all RV wholesale units shipped in the quarter, increased approximately 11% versus the prior year. Within the towables sector, wholesale shipments of travel trailers, which represent 76% of the overall towables unit production, increased 12% in the first quarter of 2017. Shipment levels in the fifth wheel sector representing larger, more expensive units, where we have increased content and comprising 22% of the towables market in 2017, also showed strong growth, increasing 10% in the first quarter of 2017. As the mix of fifth wheel and travel trailer production levels shift towards higher-end products, our dollar content increases as well.

The motorized sector of the RV industry represented 14% of all RV wholesale unit shipments in the quarter, increasing approximately 16% versus 2016. Class A shipments, which are the most expensive in the motorized class, fell approximately 4% for the first quarter while Class Bs and Cs, the smaller, less expensive motorized units and representing 64% of all motorized units shipped, increased approximately 33%.

The overall strength in the industry, coupled with continued entry of younger buyers in the channel and significant number of baby boomers reaching retirement age over the next 10 years to 15 years, points to the potential for an extended cycle. Also, our internal checks, industry reports and dealer surveys continue to indicate that RV dealer inventory levels are in line with anticipated retail demand, and the momentum continues to be very strong as RV manufacturers and dealers add capacity where necessary to meet growing demand.

On the retail side, combined domestic and Canadian towable and motorized retail sales through February 2017 were up 10% year-over-year. Breaking down the mix further, combined domestic and Canadian towable retail unit sales were up 11%, while motorized unit sales were up 5%. Domestic RV retail sales, which represented 96% of overall retail sales, were up 11% year-over-year, while Canadian sales began to stabilize from recent period trends and were down slightly by approximately 1% for the same period, primarily as a result of continued weakness in the Canadian dollar.

We generally see wholesale shipments exceed retail sales in the first part of the calendar year in anticipation of the retail selling season, which ramps up in the late first quarter and second quarter, and statistics in 2017 are very consistent with those levels in 2016 with the expected retail demand levels.

On the manufactured housing side of our business, which represents 13% of our combined revenues, our sales increased 36% as we have gained content and outperformed industry growth levels. Based on industry data for the months of January and February and our company estimates for the month of March, we approximate MH wholesale shipments to increase by 20% in the first quarter of 2017 versus the prior year, representing the second-highest quarter-over-quarter increase since 2012.

Additionally, we are encouraged by the strong start to 2017 when compared to the first quarter of 2016, which was up 24% over that in 2015. The MH industry is, as well, adapting to younger buyers focused on value and quality by concentrating on affordable energy-efficient homes for both entry-level participants and those looking to downsize from traditional stick-built housing to allow flexibility and convenience.

The robust MH industry shipment start to 2017 could indicate a possible tailwind, providing better than recent annual historical trends in the 8% to 10% range. We currently expect continued steady growth in this market for 2017 and in the long term, with growth rates and seasonality consistent with recent years. Our objective is to continue to outperform the MH market by capitalizing on our breadth of product and focusing on expansion and acquisition strategies.

The company's industrial revenues, which represent 11% of our combined revenue base, increased 35% in the quarter, primarily reflecting a modest mix shift towards higher residential construction spending. In particular, we saw a pickup in our regional kitchen cabinet business that was primarily due to a steadily-improving housing market and to an increase in penetration of both our existing customer base and new customers. Approximately 54% of our industrial revenue base was directly tied to the residential housing market where residential housing starts were up 8% in the first quarter of 2017.

For the full year 2017, the NAHB is predicting housing starts to increase approximately 5% compared to 2016, reaching the highest level since 2007. We will continue to concentrate on leveraging our existing capabilities and core competencies in the residential, retail, commercial, hospitality and institutional markets as the industrial markets represent a breadth of product opportunities for us, both through organic market penetration, potential acquisitions and geographic expansion opportunities in these markets and as well expand our presence into new territories and markets to further grow market share.

From a capital structure and allocation perspective, we recently completed a public offering of our common stock, added capacity to and extended the maturity date of our credit facility to 2022 in order to provide maximum flexibility to be able to continue to strategically execute on our long-term growth initiatives and capital allocation strategy. We very quickly put some of these proceeds to use. In March 2017, we completed the acquisition of Medallion Plastics, Inc. with annualized revenues of approximately $20 million. Medallion is a designer, engineer and manufacturer of custom thermoformed products and components, which include dash and trim panels and fender skirts for the RV market, and complete interior packages, bumper covers, hoods and trim for the automotive, specialty transportation and other industrial markets.

We continue to be very excited about acquisition opportunities in the primary markets we serve and also in adjacent recreational lifestyle markets. Our pipeline is full with opportunities, and we will continue to remain disciplined in our approach while aggressively evaluating acquisition candidates that align with our strategic growth plan, value proposition and core competencies and values. We expect to target products and markets in line with our current portfolio to allow us to continue to cultivate the

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Patrick brand and enhance our product offerings. We're excited about the structure, team and strategy that we've put in place and look to continue to opportunistically leverage our resources to grow the business and drive overall shareholder value.

Overall, our ongoing assessment of both the short-term and long-term opportunities and risks for our business model supports our belief that the RV industry is positioned to grow well above the RVIA's current forecast of wholesale unit shipments of approximately 446,000 units for 2017. Based on our current outlook for the RV industry, we believe there is opportunity for an extended runway in which RV wholesale unit shipments could reach in excess of 500,000 units or more by 2020 based on a 5% annual growth rate. Based on this forecast, current industry trends and our continuing market content improvement, we are excited to expand our pursuit to continue to bring high-quality, differentiated products and services to support and enhance the overall RV brand and lifestyle that has garnered the attention of both millennials and baby boomers alike. On the MH side, we continue to believe there is significant potential for this market in the long term based on the current upward trend we are experiencing in shipment levels. We had a strong start in the MH industry thus far in 2017 and are expecting consistent conditions for the remainder of 2017.

We are currently forecasting an approximate 10% annual growth rate with upside potential in the MH wholesale unit shipments for fiscal 2017 and expect to see continued year-over-year improvement with limited risk in the near term, especially given the growth we are currently seeing in single-family housing starts. Our industrial footprint represents a breadth of product opportunities to capitalize on our existing capabilities and competencies for us both through acquisitions and organic market penetration and expansion initiatives. In addition, our industrial sales team is well positioned to continue to penetrate the residential housing market, particularly given the rise in single-family starts.

Our business model continues to grow, and today, we operate out of more than 35 different brands in 16 states. Alleviating labor and capacity constraints continues to be a high priority for us in alignment with our growing market sectors, and we continue to look to successfully implement initiatives to drive operating synergies and efficiencies consistent with best practices, based on the tremendous expertise of our deep brand portfolio.

We will continue to prioritize our organizational strategic agenda to grow our top line, with the expectation of outpacing our respective markets, driven by acquisitions, new products, geographic expansion and market share gains. In addition, we look to drive incremental earnings growth supported by a combination of acquisition-related revenue, increased synergies and efficiencies with acquisitions, leveraging of our fixed cost and managing controllable expenses and an increased focus on strategic CapEx, resulting in cost reductions and labor efficiencies.

All of our extremely talented and dedicated team members continue to work vigorously to maximize our value proposition to our many business partners and provide the highest level of quality products and service consistent with our customer-first, performance-oriented culture.

I'll now turn the call over to Josh, who will provide additional comments on our financial performance.

Joshua A. Boone - Patrick Industries, Inc. - CFO

Thanks, Andy. Our net sales for the first quarter increased $67 million or 24% over the prior year period to $345 million, reflecting growth in all 3 of our primary markets, the impact of acquisitions completed in 2016, as well as market share, geographic and product expansion efforts.

There was an immaterial impact to our first quarter revenues due to the timing of our latest acquisition of Medallion Plastics, which occurred in the latter half of March 2017. Our RV revenues were up 21% in the first quarter, reflecting an increase in wholesale shipments of 12%. On a trailing 12-month basis, our RV content per unit increased 14% from $1,904 per unit to $2,167 per unit.

Our MH revenues increased 36% for the quarter on estimated unit shipment improvements of 20%. Our MH content per unit on a trailing 12-month basis increased an estimated 14% from $1,787 per unit to $2,044 per unit.

And finally, our industrial revenues were up 35% in the quarter. The increased industrial revenues were driven by a steady increase in new housing starts, up 8% for the first quarter of 2017, the acquisitions we completed in 2016 and our continued focus on leveraging growth synergies across the organization, expanding our product portfolio and entering new markets and geographic regions.

Our gross margin in the first quarter was 16.7%, up 40 basis points from 2016. Factors contributing to the increased gross margin include the leveraging of our fixed cost on increased revenues, certain 2016 acquisition gross margin profiles and related revenues and the ongoing effects of our deployment of strategic capital investments, which began in the second half of 2016, designed to continue to open up capacity in our growing markets and help combat a tight labor market, in particular, the Midwest. We expect to continue to realize the benefit of these capital investments as we progress through the remainder of the year.

Operating expenses increased to 9.7% of sales in the first quarter of 2017 compared to 8.9% in the prior year. Warehouse and delivery were up slightly and SG&A increased as a percentage of net sales to 5.5% from 5.1% in the first quarter of 2016. Intangible asset amortization increased 20 basis points as a result of our continued acquisition activity.

Factors contributing to the higher SG&A in the first quarter include the investment in certain leadership roles and employee talent and retention to support our continued strategic growth plans for 2017 and beyond. Additionally, as previously discussed, certain acquisitions completed in 2016 had a higher SG&A expense profile relative to Patrick's overall SG&A expense profile.

Operating income increased $3 million or 16% in the first quarter compared to the prior year. Operating margins in the first quarter were 6.9% compared to 7.4% in 2016, primarily due to the factors previously described, including capacity constraints at certain facilities causing incremental short-term inefficiencies, noncash amortization expense as a result of our acquisition strategy, and investment in employee retention and engagement in our team and leadership platform in anticipation of continued overall industry strength.

Our net income per diluted share in the first quarter of 2017 was up 32% to $1.12 compared to $0.85 in the prior year. As previously announced, in the fourth quarter of 2016, we adopted a new accounting standard related to employee share-based payments that require excess tax benefits related to the vesting or exercise of such payments be recognized in our income tax provision rather than in additional paid-in capital. Adoption of this new standard required a retroactive adjustment to our income tax provision, which resulted in an increase to our previously-reported first quarter 2016 net income and net income per diluted share of $900,000 and $0.05, respectively.

The comparable amounts for the first quarter of 2017 favorably impacted net income by $3.7 million or $0.22 per diluted share, respectively.

Now turning to the balance sheet. Our total assets increased approximately $68 million from December 31, 2016, primarily reflecting growth in our business, the addition of acquisitions and the related seasonal working capital ramp-up in the first quarter.

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Following the closing of our public offering of 1.35 million shares of common stock in mid-March 2017, our immediate use of the net proceeds of $94 million was to pay down a portion of our outstanding debt. As a result, our leverage position relative to EBITDA declined to 1.3x at the end of the first quarter from just under 2x at the end of 2016.

As previously announced, in the first quarter 2017, we entered into a third amendment to our credit agreement to expand our credit facility to $450 million from $360 million and to extend the maturity date to March 2022. Unused availability under our credit facility, including cash on hand at the end of the first quarter, was approximately $247 million.

The recent equity raise, combined with the increased capacity and leverage flexibility of our credit facility, will afford us the ability to continue to strategically deploy capital and continue to utilize our leverage to execute on our strategic growth initiatives in alignment with our capital allocation strategy and drive shareholder value.

For the first quarter, we consumed approximately $11 million of operating cash flows compared to generating approximately $15 million in the first quarter of 2016. First quarter cash flows were impacted by normal seasonal increases in working capital to support the strong revenue growth. In addition, due to the timing of the end of our fiscal quarter compared to the payment cycles of certain of our customers, cash flows from operating activities did not reflect the receipt of approximately $24 million in cash payments related to trade receivables within 2 days following the end of our fiscal quarter ended March 26, 2017.

Our capital spending in the first quarter of 2017 of approximately $3.5 million focused on strategic investment and capacity expansion, geographic expansion, increased efficiencies as well as new process and product development. Our capital allocation strategy in 2017 includes continued investment in aligning our facilities with core OEM expansion efforts and ensuring we are well positioned to support the growth in all of our markets.

For the full year 2017, we estimate our total capital expenditures to be approximately $16 million. But we'll continue to assess our needs given market demands and make adjustments where necessary to address capacity constraints or bottlenecks within our operations.

Finally, on the stock repurchases front. There were no shares repurchased in the first quarter of 2017 under our existing program. We intend to continue to evaluate and strategically consider share repurchases in 2017.

That completes my remarks. Todd.

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Thanks, Josh. As we discussed, the first quarter 2017 represented a solid start to the fiscal year, and we continue to be optimistic about the opportunities to strategically grow our business, gain market share and expand our operations into targeted regional territories, all of which will ultimately drive shareholder value.

Positive demographics, strong retail trends and demands in the leisure and recreational lifestyle markets and consumer confidence all play a significant role in the ongoing growth we anticipate. As we look toward the rest of the year, we expect to continue to make capital investments to support our existing and new business initiatives, provide capacity to support our customers as they continue to expand their operations and maintain a balanced approach to leveraging our operating platform with a goal of broadening our sales and innovation efforts, introducing new products and product line extensions and executing on organic and acquisition-related objectives.

Additionally, our geographic expansion initiatives and those of our customers will allow us to continue to fully support our customers with additional value-added products and services and as well capitalize on the commercial and industrial synergies in selected regions to support the growth of our company.

Our acquisition pipeline is full of opportunities to continue to drive our brand value proposition that is centered around fostering and supporting the entrepreneurial spirit that has been paramount to the industries we serve. Our focus on the successful integration of the 9 companies we acquired in aggregate between 2016 and thus far in 2017, as well as others acquired over the past several years, has resulted in synergy realization, organic market share growth, accretion to earnings and the addition of high-quality team members to the Patrick organization.

In addition, it is the extreme talent, dedication, strength and abilities of our team members that allows us to continue to execute on our strategic plan and face any challenges head on with the ultimate goal to always serve our customers at the highest level and provide quality, service and shareholder value for the years to come.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) And our first question comes from Scott Stember from CL King & Associates.

Scott Stember - CL King & Associates, Inc. - Analyst

Good morning gentlemen and congrats on a nice quarter.

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Thank you.

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Scott Stember - CL King & Associates, Inc. - Analyst

Could you talk about the incremental acquisition revenue that took place in the quarter? Just trying to nail down what the organic sales were in the quarter.

Joshua A. Boone - Patrick Industries, Inc. - CFO

Yes, Scott. This is Josh. So our organic revenues net of acquisitions were 12%, and organic revenues net of acquisitions and industry growth, we estimate about 1%. So still able to pick up 1 point there, even with smaller, less expensive shipments kind of leading the growth year-over-year.

Scott Stember - CL King & Associates, Inc. - Analyst

And maybe just talk about that point a little bit. We see that the fifth wheel shipments have been perking up as of late. What are you seeing as we stand right now as far as the orders that are coming in from your OEM customers? Is it fair to say that we've seen the worst of that impact and maybe just where things stand right now?

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Yes, Scott. It's Todd. I would say that the worst is probably about behind us. I do think the demand in smaller units continues to be the significant driver right now with first-time buyers coming in. The exciting thing, as we've talked about, is the future here as the first-time buyers look to upgrade. But I do think with the uptick that we've seen and consistency of dealer inventories, I do believe that the worst is behind us. But as a percentage, I do think the lower-end units are going to continue to dominate.

Scott Stember - CL King & Associates, Inc. - Analyst

Okay. And so a couple of last ones. Just I know the geographical expansion has been a big emphasis for you guys. Can you maybe talk about where we stand with that? How much have we seen over the last couple of quarters and what lies ahead?

Andy L. Nemeth - Patrick Industries, Inc. - President

Sure, Scott. This is Andy. We're continuing to gain traction on the geographic expansions. We're out in Idaho and we're fully up and running down there. We're in the Southeast as well with solid surface and as well out in Southern California. So I would say from a maturity perspective of those expansion initiatives, we started those -- really started getting those in the first quarter and second quarter of last year. So we're continuing to gain traction as well. We're going to -- we're moving into Texas with some expansion initiatives as well. So we expect to continue to [gain] traction as we move through '17 here and really starting to pick up in the second quarter and third quarters.

Scott Stember - CL King & Associates, Inc. - Analyst

Okay. Just last question on operating expenses. You outlined some of the factors which have gone into the rise that we saw this last quarter. Can you just talk about the timing of when do you think that some of these costs will abate and just overall for the full year, what your expectations are for the operating margin as a whole?

Andy L. Nemeth - Patrick Industries, Inc. - President

Sure, Scott. This is Andy again. When we kind of look at it, as it relates to the first quarter, we really were positioning ourselves to continue to be able to execute on our strategic plan. And so we've put some things in place related to talent, planning and retention. We've put some compensation -- or some equity incentive plans in place for our team members. And so we really kind of invested, especially as we think about, in addition to the equity offering that we did, expansion of the credit facility, really looking forward to the future and the opportunities that are in front of us. So we expect these things to gain traction here pretty quickly and start -- begin to abate here in Q2 and Q3.

Scott Stember - CL King & Associates, Inc. - Analyst

Got it. That's all I have. Thanks for taking my questions.

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Thanks

Operator

And our next question comes from Tim Conder from Wells Fargo Securities.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Congrats on a great quarter. A couple here to follow up on Scott's questions. Can you quantify the year-over-year impact of those incremental initiatives that flowed through the P&L here, whether it's on the labor front, whether it's the other things to help expand capacity and enhance capacity? Again, the things that flowed through the P&L, not necessarily on the capital side?

Joshua A. Boone - Patrick Industries, Inc. - CFO

Yes, Tim. This is Josh. So the strategic capex we invested, we talked about the last half of last year and continue to invest in the first quarter here. We really felt the affects of that, the benefit on the gross margin line. We have not alleviated all of it. So I would say there was about a 20 basis point impact negatively to the gross margin line that we feel like we'll continue to realize the benefit of that investment throughout the remainder of the year.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

The 20 basis point, Josh, in the quarter here or on a year-over-year basis?

Joshua A. Boone - Patrick Industries, Inc. - CFO

The quarter. On a year-over-year basis in the quarter, correct, negative.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Okay. And then what about...

Joshua A. Boone - Patrick Industries, Inc. - CFO

Down from about -- I'm sorry, go ahead.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

What about the balance of the year, that impact here on the P&L for the balance of the year?

Joshua A. Boone - Patrick Industries, Inc. - CFO

So for the balance of the year, we would expect to pick up gross margin improvement with those investments on a year-over-year basis, particularly in the back half of the year where we really felt the impact of the strong industry shipments and we really started deploying the capital to alleviate those bottlenecks and constraints and kind of labor inefficiencies that we felt.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Okay. So I guess, the takeaway then is as you see things now and the strength of the industry and the investments you've made you feel will be sufficient and you're not having to make incremental investments beyond what you've already put in place?

Joshua A. Boone - Patrick Industries, Inc. - CFO

No. And beyond that, at this point in time, from what we're seeing, not beyond the $16 million planned CapEx we have for 2017.

Andy L. Nemeth - Patrick Industries, Inc. - President

In addition to that -- in addition to the above-the-line expenses, investments that Josh alluded to, there's about 20 or 30 basis points that were invested in Q1 that we expect to track throughout the rest of the year on the operating side.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Okay. That would -- I'm sorry, Andy. You guys broke up there a little bit, the -- you were saying about the balance of the year?

Andy L. Nemeth - Patrick Industries, Inc. - President

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Yes, I expect us to return on those investments as we move through the balance of the year.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Okay, okay. And then any input cost? Is that factored into that 20 basis points? Or was there any year-over-year input cost pressures? Is there a way to quantify that?

Joshua A. Boone - Patrick Industries, Inc. - CFO

We've seen a slight impact in our commodity cost, particularly on the aluminum and the copper and the petroleum-based products. But I would say it's an immaterial impact and we have that planned for, for what we just talked about for the remainder of the year.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Okay. And then gentlemen, and again, I know you supply to your end customers, this is more of an issue for them. But anything that you're picking up, seeing through those conversations with the OEMs, whether it's on the housing front, on the RV side, from an end consumer lending standards, whether being relaxed, curtailed, just anything on your perspective, I guess, really the underwriting standards and whether that's somewhat restraining or somewhat enhancing the growth that we're seeing in the end markets?

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Yes, Tim. This is Todd. I would say that we've seen consistent lending practices really over the course of the last 2 to 3 years. I think in the environment we're currently in with interest rates I think increasing, or potential increasing more, I think the banks are -- and the lending institutions are doing a nice job of managing inventories with the dealers and working with the OEMs to make sure inventories and lending practices are staying in check. So our feedback has been pretty solid and consistent over the past 6 months to a year.

Timothy Conder - Wells Fargo Securities, LLC - Analyst

Thank you gentlemen and again congrats on the quarter.

Andy L. Nemeth - Patrick Industries, Inc. - President

Thank you Tim.

Operator

And our next question comes from Dan Moore from CJS Securities.

Daniel Moore - CJS Securities, Inc. - Analyst

I guess, first, just the revenue contribution from acquisitions, Josh, in the quarter?

Joshua A. Boone - Patrick Industries, Inc. - CFO

So we don't really disclose the prior year revenue acquisitions in the quarter. But our revenues were up 24% and organic growth net of acquisitions was up 12%.

Daniel Moore - CJS Securities, Inc. - Analyst

Organic, 12%. Okay, perfect. MH specifically, with things seemingly picking up or accelerating there, talk about -- what levers you can pull, areas you'd like to get into to continue to increase your organic -- your content for MH and what the M&A environment feels like in that piece of your business right now.

Andy L. Nemeth - Patrick Industries, Inc. - President

Sure, Dan. This is Andy. We are feeling a little bit of a tailwind on the MH side. There's increased optimism coming out of the first quarter. Shipments were obviously up. There was a little bit of FEMA impact that happened in Q3 and Q4 of last year that pushed backlogs out a little bit. And so that's contributing a little bit to the increase. But overall, we're feeling some decent tailwind as it relates to the MH space. We are very well situated to be able to take advantage of that. We've got available capacity in our facilities to be able to accommodate the uptick in the MH side of the business, and we've got a breadth of products and product opportunities that we're continuing to initiate and gain traction on to be able to continue to penetrate that space. So we're very optimistic about what we see on the MH side of the business. As it relates to acquisition opportunities, those are still in the fold as it relates to our pipeline. We're continuing to explore opportunities across all 3 of our primary market sectors. And

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

so again, we're going to continue to evaluate those and stay disciplined to our approach. But without question, we're looking at and kicking the tires on acquisitions in all 3 market sectors.

Daniel Moore - CJS Securities, Inc. - Analyst

Very helpful. Talk about this in terms of gross margin. In terms of operating margin, down a little bit year-over-year. Maybe just your expectations for improvement in incremental leverage in Q2 and the remainder of the year.

Andy L. Nemeth - Patrick Industries, Inc. - President

Sure. So this is Andy, Dan. We are expecting to gain incremental leverage as we continue to move throughout the year. Q2 and Q3 are very strong quarters for us. And so it's still our goal to be able to gain and improve incremental leverage year-over-year between 30 and 50 basis points on the operating side. So like I said, we made some investments in Q1. We had a little bit of inefficiency as it relates to the labor market here that we're addressing and aggressively addressing. So again, we're expecting kind of this Q1 investment in the operating platform across the board to be able to, again, gain traction as we head throughout the rest of the year.

Daniel Moore - CJS Securities, Inc. - Analyst

So at the risk of pinning you down, do you think this year you can get to that range again on a full year basis, the 30 to 50 basis points improvement?

Andy L. Nemeth - Patrick Industries, Inc. - President

We believe we can.

Daniel Moore - CJS Securities, Inc. - Analyst

Okay, very helpful. A couple of other quick housekeepings. The -- just fully diluted share count, sort of as we are now currently, post the offering?

Joshua A. Boone - Patrick Industries, Inc. - CFO

Yes, about 16.4 million.

Daniel Moore - CJS Securities, Inc. - Analyst

16.4 million, perfect.

Joshua A. Boone - Patrick Industries, Inc. - CFO

On an annualized basis.

Daniel Moore - CJS Securities, Inc. - Analyst

Got it. And maybe I've already asked this but I'll say it just a slightly different way. The -- in terms of opportunistic financing pipeline of M&A, sounds like it's still robust. Just maybe your confidence in either your ability to put the majority of that capital to work or over what time frame would be your hope or expectation?

Andy L. Nemeth - Patrick Industries, Inc. - President

Sure, Dan. This is Andy. As I talked about a little bit earlier, we're going to stay very disciplined to our approach. Our acquisition pipeline is full with opportunity in all 3 market sectors and in some adjacent sectors as well. We were able to -- we put some of that capital to use in the first quarter related to Medallion Plastics, and we're looking to continue to drive our capital allocation strategy consistent with what we've done in the past. So last year, we bought 8 companies with over $160 million in revenues -- annualized revenues. It's still our goal to be able to continue to execute and drive the business and grow the business. As it relates to timing, we're going to stay -- again, stay disciplined. We're going to do what makes sense, and we're going to stay true to our model of being able to bring on the right businesses at the right time. But we fully expect to be able to continue to execute on this strategy.

Daniel Moore - CJS Securities, Inc. - Analyst

Appreciate the color again and that's it for me. Thank you.

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Andy L. Nemeth - Patrick Industries, Inc. - President

Thanks.

Operator

And our next question comes from Steve O'Hara from Sidoti & Company.

Stephen O'Hara - Sidoti & Company, LLC - Analyst

Just a quick question. I mean, it seems like the confidence in the cycle is fairly widespread. And I guess I was wondering, should there be a hiccup in the cycle, do you think your game plan would change in terms of acquisitions? I mean, do you think you could become more aggressive? I mean, I would assume valuations would improve or would it be kind of the same type of, I guess, methodical structure that I think we've seen so far?

Andy L. Nemeth - Patrick Industries, Inc. - President

Steve, this is Andy. It would be our goal to be able to continue to execute, I think, again, as we've talked about, related to positioning ourselves with the capital structure to be able to do that. We feel very good about timing of what we were able to put in place related to the equity offering, related to our credit facility. So our goal would be able -- to be able to stay disciplined, and we fully expect to be able to do that in the event of continued uptick in the market, which we're very excited about and optimistic about as well. If we do see a hiccup, we would expect to be able to continue to execute in that time frame as well. So I would categorize it as staying disciplined to our approach, both in an up and down market.

Stephen O'Hara - Sidoti & Company, LLC - Analyst

Okay. And then just a quick question on the taxes. I mean, the adjustment there, should we expect kind of a materially-lower tax rate in the first quarter going forward? Or is this more of just an adjustment-type issue that should be -- adjusted results should be $0.90 or something like that and what your opinion on that maybe?

Joshua A. Boone - Patrick Industries, Inc. - CFO

Yes, Steve. This is Josh. So the anniversary of the vesting for our share-based compensation usually occurs in Q1, which is why we're seeing this benefit in Q1 consistent with the restatement last year. So on a go-forward basis, as those share-based compensations vest, we would expect to see some type of either a benefit or deficiency in Q1. As far as our expected tax rate, still consistent, around 36.5%, absent any of the share-based compensation benefit.

Stephen O'Hara - Sidoti & Company, LLC - Analyst

Okay, great. And then just maybe one more on the, again, on the acquisitions. I mean, as you guys grow, it would seem that the smaller acquisitions would be less additive to results. I mean, I guess, what's your -- how do you think about going larger in acquisitions? And are the valuations better on the smaller size? Is that why you stick with these? Or is it a management issue? Do you think you can manage them better? Just a little color there would be great.

Andy L. Nemeth - Patrick Industries, Inc. - President

Steve, this is Andy. From our perspective, I would say that we're going to stay consistent to what we've been able to do in the past, stay disciplined to our approach, whether it be the smaller acquisitions or the larger acquisitions. We really look for tremendous brand value and that brand value proposition. And so the opportunities to be able to bring on new product opportunities and capitalize on our existing platform with additive product space and management talent is what we really look for. And so I would say that we're going to continue to look at a plethora of acquisition candidates and size, and we're going to continue to capitalize on that entrepreneurial spirit that's really allowed our brand portfolio to gain a lot of traction and be very successful. So we're going to continue to do what we've done in the past would be our expectation.

Todd M. Cleveland - Patrick Industries, Inc. - CEO

Steve, this is Todd. Steve, I just was going to say, I think, to add on what Andy was saying, I think the smaller acquisitions, as we analyze them, we look for those things and opportunities to synergize those. A lot of times, smaller acquisitions are bolt-ons to existing product lines that we have where we can take advantage of things behind the scenes from an operational standpoint without impacting the customer, which obviously generates value to the entire organization. So it's really one of those things that, as Andy put it, it's very strategic and thought out and we intend to stay disciplined to the way we've operated in the past.

Stephen O'Hara - Sidoti & Company, LLC - Analyst

Thank you very much.

Andy L. Nemeth - Patrick Industries, Inc. - President

APRIL 27, 2017 / 02:00PM GMT, PATK - Q1 2017 Patrick Industries Inc Earnings Call

Thank you.

Operator

(Operator Instructions) And we have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries, Inc. - Director of Financial Reporting & IR

Thanks, Jason. We appreciate everyone for being on the call today, and we look forward to talking to you again at our second quarter 2017 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com, under Investor Relations. I'll now turn the call back over to our operator.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating, and you may now disconnect.

Editor

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